Exhibit 8.1

May 25, 2016

Memorial Production Partners LP

500 Dallas Street

Suite 1600

Houston, TX 77002

Re: Memorial Production Partners LP

Ladies and Gentlemen:

We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (File No. 333-199312) (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”) filed by the Partnership for the purpose of registering under the Act common units representing limited partner interests in the Partnership (the “Common Units”) and (ii) the preparation of a prospectus supplement, dated May 25, 2016 (together with the Base Prospectus, the “Prospectus Supplement”) in connection with the offer and sale (the “Offering”) by the Partnership of Common Units having an aggregate offering price of up to $60,000,000 (the “Common Units”). In connection therewith, we have participated in the preparation of the discussions set forth under the captions “Material Income Tax Consequences” and “Material Tax Consequences” (the “Discussion”) in the Registration Statement and the Prospectus Supplement, as applicable.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

1111 Louisiana Street, 44th Floor | Houston, Texas 77002-5200 | 713.220.5800 | fax: 713.236.0822 | akingump.com

Memorial Production Partners LP

May 25, 2016

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the captions “Material Income Tax Consequences” and “Material Tax Consequences,” as applicable. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP